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                                                                  THE HARTFORD

April 7, 2006

VIA EDGAR

Mr. Michael Kosoff
Office of Insurance Products
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

RE: Union Security Insurance Company ("Registrant")
    Post-effective Amendment No. 13 to Form S-2 on Form S-1 ("Registration Statement")
    File No. 033-63799

Commissioners:

    Pursuant to Rule 461 under the Securities Act of 1933, the Registrant hereby requests that the above referenced Registration Statement electronically filed via Edgar on Form S-1 be accelerated and declared effective on May 1, 2006, or as soon thereafter as is reasonably practicable.

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UNION SECURITY INSURANCE COMPANY


By:        P. Bruce Camacho*                            *By:       /s/ Richard J. Wirth
           -----------------------------------------               -------------------------------------
           P. Bruce Camacho                                        Attorney-in-fact
           President and CEO                                       For: P. Bruce Camacho
                                                                   President and CEO


WOODBURY FINANCIAL SERVICES, INC.


By:        /s/ Brian D. Murphy
           -----------------------------------------
           Brian D. Murphy
           President & Chief Executive Officer
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*   Pursuant to Power of Attorney dated March 17, 2006